Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
Intuit Annual Revenue Grows 11 Percent;
GAAP Operating Income Grows 26 Percent
Annual Non-GAAP Operating Income Exceeds $1 Billion for First Time;
Strong Fourth-Quarter Results Led by Double-digit Growth in Small Business
     MOUNTAIN VIEW, Calif. – Aug. 19, 2010 – Intuit Inc. (Nasdaq: INTU) today announced financial results for its fourth quarter and full fiscal year 2010, which ended July 31. The company also provided initial guidance for fiscal year 2011.
Fiscal Year 2010 Highlights:
•	Revenue increased 11 percent. GAAP (Generally Accepted Accounting Principles) diluted earnings per share grew 31 percent, and non-GAAP diluted earnings per share grew 16 percent.

•	GAAP operating income was $863 million, an increase of 26 percent, and non-GAAP operating income was $1.1 billion, an increase of 18 percent. Fiscal year non-GAAP operating income totaled more than $1 billion for the first time in Intuit’s history.

•	Customer growth remained strong led by Consumer Tax and Financial Services.

•	Nearly 60 percent of fiscal year revenue came from connected services, up from 56 percent last year.
     Intuit provided guidance for fiscal year 2011, which ends July 31, and expects revenue of $3.74 billion to $3.84 billion or growth of 8 to 11 percent.

Intuit Fourth Quarter 2010 Earnings

	GAAP			Non-GAAP
	FY10	FY09	Change	FY10	FY09	Change
Revenue	$3,455	$3,109	11%	$3,455	$3,109	11%
Operating Income	$863	$683	26%	$1,095	$927	18%
EPS	$1.77	$1.35	31%	$2.11	$1.82	16%
Dollars in millions, except EPS.
     Growth in GAAP earnings is higher than non-GAAP because amortization of acquired intangible assets and non-cash stock compensation expense, which are classified as GAAP only, are growing slower than revenue. GAAP net income and EPS also benefited from the $35 million net gain on the sale of the Real Estate Solutions business in January 2010.
Fourth-Quarter 2010 Highlights:
•	Revenue of $537 million, up 18 percent year over year, was above the high end of the guidance range for the quarter.

•	Small Business delivered strong revenue growth of 16 percent for the quarter.

•	Customer growth in Small Business continued, led by QuickBooks and Intuit Websites.

•	Mint finished the quarter strong, growing its user base to more than 3 million users.

Intuit Fourth Quarter 2010 Earnings

	GAAP			Non-GAAP
	Q4 FY10	Q4 FY09	Change	Q4 FY10	Q4 FY09	Change
Revenue	$537	$457	18%	$537	$457	18%
Operating Income (Loss)	$(64)	$(118)	NA	$(9)	$(53)	NA
EPS	$(0.15)	$(0.22)	NA	$(0.05)	$(0.10)	NA
Dollars in millions, except EPS.
Company Perspective
     “We completed another strong quarter, capping off a great fiscal year,” said Brad Smith, Intuit’s president and chief executive officer. “For the year, we delivered double-digit revenue growth in what continues to be a challenging economic environment. Our results continue to demonstrate that our strategy is working, and our execution is on track. We are pleased with our financial performance, and have built positive momentum as we head into fiscal year 2011.
     “Intuit is a leader in categories that are growing. We’re increasing our share in small business and consumer tax. We are accelerating customer growth and improving revenue per customer. Our next phase of growth is being driven by the clear market shift to digital or connected services. Intuit is perfectly positioned for this shift, and making strong progress in building the next phase of our growth on our leading software-as-a-service offerings.”
Quarterly Business Segment Results and Highlights
     Total Small Business Group revenue grew 9 percent for the year and 16 percent for the quarter, driven by strong performance in Financial Management Solutions and Employee Management Solutions.
  Financial Management Solutions
•	Revenue grew 6 percent for the year and 18 percent for the quarter, finishing strong with solid growth in QuickBooks and Intuit Websites.

Intuit Fourth Quarter 2010 Earnings

•	Strong demand continued for QuickBooks Online; subscriptions topped 200,000, up 37 percent from the same quarter last year.

•	Intuit Websites’ customer base grew 80 percent year over year, ending with more than 320,000 paying subscribers, more than doubling the number at the beginning of the fiscal year.
     Employee Management Solutions
•	Revenue grew 15 percent for the year and 25 percent for the quarter. Online payroll customer growth continued at a rapid pace.
     Payment Solutions
•	Revenue grew 8 percent for the year and 5 percent for the quarter. Charge volume per merchant was down 3 percent in the fourth quarter as consumer spending slowed.
Consumer Tax
•	Consumer tax revenue grew 15 percent year-over-year and 43 percent for the quarter. Total TurboTax units grew 11 percent for the year, driven by TurboTax Online units, which grew 19 percent for the year.

In the first three quarters of fiscal 2010, Intuit reported revenue from TurboTax for Online Banking, or TTOB, in the Financial Services segment. The numbers presented here and reported in the future will include TTOB revenue in the Consumer Tax segment. Intuit reclassified $2 million of revenue from Financial Services to Consumer Tax for the second quarter of fiscal year 2010 and $9 million of revenue for the third quarter of fiscal year 2010.

•	Including this reclassification, Consumer Tax revenue grew 15 percent for the year. Unit growth was 11 percent and not affected by this change.
Accounting Professionals
•	Accounting Professionals segment revenue grew 6 percent for the year, in line with expectations.

Intuit Fourth Quarter 2010 Earnings

Financial Services
•	Revenue grew 7 percent for the year and 4 percent for the quarter. Internet banking users grew 9 percent for the year, while bill pay users grew 18 percent.

Excluding the reclassifications related to TTOB mentioned above, Financial Services revenue would have grown 10 percent for the year.

•	FinanceWorks continues to attract new customers, with more than 550 financial institutions offering Intuit’s personal finance online banking product.
Other Businesses
•	Revenue grew 22 percent for the year, and 46 percent for the quarter.

•	Quicken had an excellent year, with double-digit revenue growth.

•	Mint more than doubled its user base in fiscal 2010 and now has over 3 million users.
Forward-looking Guidance
Intuit announced guidance for fiscal year 2011, which ends July 31, 2011 and expects:
•	Revenue of $3.74 billion to $3.84 billion or growth of 8 to 11 percent.

•	GAAP operating income of $980 million to $1.015 billion, or growth of 14 to 18 percent.

•	Non-GAAP operating income of $1.215 billion to $1.250 billion, or growth of 11 to 14 percent.

•	GAAP diluted EPS of $1.88 to $1.95, or growth of 6 to 10 percent.

•	Non-GAAP diluted EPS of $2.36 to $2.43, or growth of 12 to 15 percent.

•	Capital expenditures of $160 million.
Intuit expects the following revenue growth by segment for fiscal 2011:
•	Small Business Group: 8 to 12 percent.

•	Consumer Tax: 10 to 13 percent.

•	Accounting Professionals: 4 to 7 percent.

Intuit Fourth Quarter 2010 Earnings

•	Financial Services: 4 to 7 percent.

•	Other Businesses: 11 to 16 percent.
For the first quarter of fiscal 2011, Intuit expects:
•	Revenue of $515 million to $525 million, or growth of 9 to 11 percent compared to the year-ago quarter.

•	GAAP operating loss of $110 million to $100 million, compared to a loss of $100 million in the year-ago quarter. Non-GAAP operating loss of $60 million to $50 million, compared to a loss of $40 million in the year-ago quarter.

•	GAAP net loss per share of 25 cents to 23 cents, compared to a loss of 21 cents per share in the year-ago quarter. Non-GAAP net loss per share of 13 cents to 11 cents, compared to a loss of 10 cents per share in the year-ago quarter.
Stock Repurchase Program
     During the fourth quarter, Intuit repurchased $150 million of its shares, bringing total repurchases to $900 million for fiscal 2010.
     Intuit’s board of directors approved a new $2 billion stock repurchase program over the next three years, which is authorized through August 2013. The company does not expect to use the entire authorization in fiscal 2011. The three-year window provides the flexibility to maintain an active stock repurchase program while also investing for growth.
Conference Call Information
     Intuit executives will discuss the financial results on a conference call today at 1:30 p.m. Pacific time. To hear the call, dial 866-238-1645 in the United States or 703-639-1163 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Intuit Fourth Quarter 2010 Earnings

Replay Information
     A replay of the conference call will also be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1472989.
     The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
     Founded in 1983, Intuit had annual revenue of $3.5 billion in its fiscal year 2010. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.
###
     Intuit, the Intuit logo and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s future expected financial results; its prospects for the business in fiscal 2011; its expectations for stock repurchases; and all of the statements under the heading “Forward-looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; with continuing uncertainty with the economic and market conditions in the U.S. and

Intuit Fourth Quarter 2010 Earnings

worldwide, our customers may delay or reduce technology purchases which may harm our business, results of operations and financial condition; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; as we upgrade and consolidate our technology, systems and platforms, any problems with these implementations could interfere with our ability to deliver products and services; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2009 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of August 19, 2010, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2010	2009	2010	2009
Net revenue:
Product	$221	$191	$1,412	$1,376
Service and other	316	266	2,043	1,733

Total net revenue	537	457	3,455	3,109

Costs and expenses:
Cost of revenue:
Cost of product revenue	27	34	144	156
Cost of service and other revenue	119	107	460	422
Amortization of acquired technology	6	15	49	59
Selling and marketing	210	182	976	907
Research and development	147	152	573	556
General and administrative	81	76	348	284
Amortization of other acquired intangible assets	11	9	42	42

Total costs and expenses [A]	601	575	2,592	2,426

Operating income (loss) from continuing operations	(64)	(118)	863	683
Interest expense	(15)	(15)	(61)	(51)
Interest and other income, net	1	10	13	21

Income (loss) from continuing operations before income taxes	(78)	(123)	815	653
Income tax provision (benefit) [B]	(30)	(51)	276	206

Net income (loss) from continuing operations	(48)	(72)	539	447
Net income from discontinued operations [C]	—	1	35	—

Net income (loss)	$(48)	$(71)	$574	$447

Basic net income (loss) per share from continuing operations	$(0.15)	$(0.22)	$1.71	$1.39
Basic net income per share from discontinued operations	—	—	0.11	—

Basic net income (loss) per share	$(0.15)	$(0.22)	$1.82	$1.39

Shares used in basic per share calculations	314	323	316	322

Diluted net income (loss) per share from continuing operations	$(0.15)	$(0.22)	$1.66	$1.35
Diluted net income per share from discontinued operations	—	—	0.11	—

Diluted net income (loss) per share	$(0.15)	$(0.22)	$1.77	$1.35

Shares used in diluted per share calculations	314	323	325	330

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A
[A]	The following table summarizes the total share-based compensation expense from continuing operations that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
(in millions)	2010	2009	2010	2009
Cost of product revenue	$—	$1	$1	$2
Cost of service and other revenue	1	2	7	7
Selling and marketing	11	13	41	45
Research and development	11	12	41	39
General and administrative	13	11	44	37

Total share-based compensation	$36	$39	$134	$130

[B]	Our effective tax benefit rates for the three months ended July 31, 2010 and 2009 were approximately 39% and 41%. The income tax benefit for those periods included the impact of finalizing the annual effective tax rate in connection with the preparation of the annual tax provision for those periods. Excluding this impact, our effective tax benefit rates for the three months ended July 31, 2010 and 2009 did not differ significantly from the federal statutory rate of 35%.

Our effective tax rate for the twelve months ended July 31, 2010 was approximately 34%. In that year we recorded discrete tax benefits that were primarily related to foreign tax credits associated with the distribution of profits from our non-U.S. subsidiaries and our plans to indefinitely reinvest substantially all remaining non-U.S. earnings in support of our international expansion plans. Excluding those discrete tax benefits, our effective tax rate for that period was approximately 36% and did not differ significantly from the federal statutory rate of 35%.

Our effective tax rate for the twelve months ended July 31, 2009 was approximately 31%. Excluding discrete tax benefits primarily related to a favorable agreement we entered into with a tax authority and the retroactive reinstatement of the federal research and experimentation credit, our effective tax rate for that period was approximately 35% and did not differ significantly from the federal statutory rate of 35%.
[C]	On January 15, 2010 we sold our Intuit Real Estate Solutions (IRES) business for approximately $128 million in cash and recorded a net gain on disposal of $35 million. IRES was part of our Other Businesses segment. We determined that IRES became a discontinued operation in the second quarter of fiscal 2010. We have therefore segregated the net assets and operating results of IRES from continuing operations on our balance sheets and in our statements of operations for all periods prior to the sale. Assets held for sale at July 31, 2009 consisted primarily of goodwill. Revenue from IRES was $33 million for the twelve months ended July 31, 2010 and $74 million for the twelve months ended July 31, 2009. Because IRES operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have presented the effect of the net gain on disposal of IRES in net income from discontinued operations on our statements of cash flows for the twelve months ended July 31, 2010.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2010	2009	2010	2009
GAAP operating income (loss)	$(64)	$(118)	$863	$683
Amortization of acquired technology	6	15	49	59
Amortization of other acquired intangible assets	11	9	42	42
Charge for historical use of technology licensing rights	—	2	—	13
Professional fees for business combinations	2	—	7	—
Share-based compensation expense	36	39	134	130

Non-GAAP operating income (loss)	$(9)	$(53)	$1,095	$927

GAAP net income (loss)	$(48)	$(71)	$574	$447
Amortization of acquired technology	6	15	49	59
Amortization of other acquired intangible assets	11	9	42	42
Charge for historical use of technology licensing rights	—	2	—	13
Professional fees for business combinations	2	—	7	—
Share-based compensation expense	36	39	134	130
Net gains on marketable equity securities and other investments	—	—	(1)	(1)
Income tax effect of non-GAAP adjustments	(22)	(27)	(83)	(88)
Exclusion of discrete tax items	—	—	(2)	(2)
Discontinued operations	—	(1)	(35)	—

Non-GAAP net income (loss)	$(15)	$(34)	$685	$600

GAAP diluted net income (loss) per share	$(0.15)	$(0.22)	$1.77	$1.35
Amortization of acquired technology	0.02	0.05	0.15	0.18
Amortization of other acquired intangible assets	0.04	0.03	0.14	0.14
Charge for historical use of technology licensing rights	—	0.01	—	0.04
Professional fees for business combinations	0.01	—	0.02	—
Share-based compensation expense	0.11	0.12	0.41	0.39
Net gains on marketable equity securities and other investments	—	—	—	—
Income tax effect of non-GAAP adjustments	(0.08)	(0.09)	(0.26)	(0.27)
Exclusion of discrete tax items	—	—	(0.01)	(0.01)
Discontinued operations	—	—	(0.11)	—

Non-GAAP diluted net income (loss) per share	$(0.05)	$(0.10)	$2.11	$1.82

Shares used in diluted per share calculations	314	323	325	330

See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$214	$679
Investments	1,408	668
Accounts receivable, net	135	135
Income taxes receivable	27	67
Deferred income taxes	117	92
Prepaid expenses and other current assets	57	43
Current assets of discontinued operations	—	12

Current assets before funds held for customers	1,958	1,696
Funds held for customers	337	272

Total current assets	2,295	1,968

Long-term investments	91	97
Property and equipment, net	510	527
Goodwill	1,914	1,754
Acquired intangible assets, net	256	291
Long-term deferred income taxes	41	36
Other assets	91	77
Long-term assets of discontinued operations	—	76

Total assets	$5,198	$4,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$143	$103
Accrued compensation and related liabilities	206	171
Deferred revenue	387	360
Income taxes payable	14	—
Other current liabilities	134	153
Current liabilities of discontinued operations	—	25

Current liabilities before customer fund deposits	884	812
Customer fund deposits	337	272

Total current liabilities	1,221	1,084

Long-term debt	998	998
Other long-term obligations	158	187

Total liabilities	2,377	2,269

Stockholders’ equity	2,821	2,557

Total liabilities and stockholders’ equity	$5,198	$4,826

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,	July 31,	July 31,	July 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$(48)	$(71)	$574	$447
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	37	44	148	149
Amortization of intangible assets	21	42	108	126
Share-based compensation	36	39	135	133
Pre-tax gain on sale of IRES	—	—	(58)	—
Deferred income taxes	(8)	(23)	(69)	22
Tax benefit from share-based compensation plans	13	10	36	18
Excess tax benefit from share-based compensation plans	(7)	(2)	(18)	(9)
Other	8	3	23	13

Total adjustments	100	113	305	452

Changes in operating assets and liabilities:
Accounts receivable	69	128	2	(18)
Prepaid expenses, income taxes receivable and other assets	(23)	(52)	20	(12)
Accounts payable	(23)	(47)	40	(7)
Accrued compensation and related liabilities	20	21	33	(55)
Deferred revenue	77	78	32	26
Income taxes payable	(268)	(155)	14	(18)
Other liabilities	(55)	(81)	(22)	(3)

Total changes in operating assets and liabilities	(203)	(108)	119	(87)

Net cash provided by (used in) operating activities	(151)	(66)	998	812

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(1,310)	(412)	(3,029)	(550)
Sales of available-for-sale debt securities	1,037	134	1,660	426
Maturities of available-for-sale debt securities	362	30	474	57
Net change in funds held for customers’ money market funds and other cash equivalents	(64)	99	82	366
Purchases of property and equipment	(30)	(34)	(130)	(182)
Net change in customer fund deposits	62	(99)	65	(366)
Acquisitions of businesses, net of cash acquired	(77)	(175)	(218)	(183)
Proceeds from divestiture of business	—	—	122	—
Other	(11)	—	(23)	—

Net cash used in investing activities	(31)	(457)	(997)	(432)

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	114	72	440	198
Tax payments related to restricted stock issuance	(4)	—	(24)	(15)
Purchase of treasury stock	(150)	(100)	(900)	(300)
Excess tax benefit from share-based compensation plans	7	2	18	9
Other	1	—	(1)	(2)

Net cash used in financing activities	(32)	(26)	(467)	(110)

Effect of exchange rates on cash and cash equivalents	(2)	6	1	(4)

Net increase (decrease) in cash and cash equivalents	(216)	(543)	(465)	266
Cash and cash equivalents at beginning of period	430	1,222	679	413

Cash and cash equivalents at end of period	$214	$679	$214	$679

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending October 31, 2010
Revenue	$515	$525	$—		$515	$525
Operating loss	$(110)	$(100)	$50	[a]	$(60)	$(50)
Net loss per share	$(0.25)	$(0.23)	$0.12	[b]	$(0.13)	$(0.11)

Twelve Months Ending July 31, 2011
Revenue	$3,740	$3,840	$—		$3,740	$3,840
Operating income	$980	$1,015	$235	[c]	$1,215	$1,250
Diluted earnings per share	$1.88	$1.95	$0.48	[d]	$2.36	$2.43
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.
[a]	Reflects estimated adjustments for share-based compensation expense of approximately $34 million; amortization of acquired technology of approximately $5 million; and amortization of other acquired intangible assets of approximately $11 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $174 million; amortization of acquired technology of approximately $18 million; and amortization of other acquired intangible assets of approximately $43 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and adjustments for certain discrete GAAP tax items.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated August 19, 2010 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Charges for historical use of technology licensing rights

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:
•	Gains and losses on marketable equity securities and other investments

•	Income tax effects of excluded items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Charges for historical use of technology licensing rights. We exclude from our non-GAAP financial measures the portion of technology licensing fees that relates to historical use of that technology.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on marketable equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items. We exclude from our non-GAAP financial measures the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of marketable equity securities and other investments.